(b)(3)

THIRD-PARTY SECURITY AGREEMENT

(Management and Advisory Fees)

This Third-Party Security Agreement (Management and Advisory Fees) (the “Agreement”), dated November 9, 2007 for reference purposes only, is executed by and between VESTAR CAPITAL PARTNERS, a New York general partnership (referred to as “Debtor”), and * * *, a division of * * * (“Lender”), with reference to the following facts:

A.                                    Concurrent herewith Lender and VESTAR CAPITAL PARTNERS V, L.P. (“Borrower”) are entering into a Loan and Security Agreement of even date herewith (“Loan Agreement”).

B.                                    This Agreement is being provided pursuant to Section 3.4 of the Loan Agreement to secure obligations of Borrower under the Loan Agreement.

THEREFORE, for valuable consideration, the receipt and adequacy of which are acknowledged, Debtor and Lender agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms listed on Exhibit A shall have the meanings specified therein.  In addition terms not defined in Exhibit A which are defined in Article 9 of the Code or in the Loan Agreement shall have the meaning specified therein.

2.                                      Security Interest.

2.1                               Security Interest.  Debtor hereby grants to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral as described in Exhibit B in order to secure prompt repayment and performance of all Obligations.  Upon filing of an appropriate UCC-1 Financing Statement, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, security interest in Collateral acquired after the date hereof.

2.2                               Security Documents.

(a)                                 Lender may file all financing statements and confirmation statements as it may deem necessary to perfect and maintain perfected Lender’s security interest.

(b)                                 Debtor shall execute and deliver, or cause to be executed and delivered, to Lender, at any time hereafter at the request of Lender, all documents which Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

3.                                      Warranties and Representations.  In order to induce Lender to enter into this Agreement, Debtor warrants, represents and agrees that:

3.1                               Management Agreement.

(a)                                 Debtor provides management, investment and advisory services to Borrower pursuant to the Management Agreement (as defined in Exhibit A).

(b)                                 The document provided to Lender as the Management Agreement is a full, true and correct copy of the Management Agreement and sets forth all of the terms under which Management Services are provided by Debtor for Borrower.  Said document(s) has (have) not been modified, amended or otherwise changed in any material respect.

(c)                                  The Management Agreement is currently in full force and effect; and there are no undisclosed modifications, supplements or addenda to such Management Agreement which would materially adversely affect Debtor’s rights to, or ability to perform its obligations under, such agreements to collect amounts due thereunder.

(d)                                 Debtor is in compliance with all duties and material obligations required in connection with the Management Agreement.

3.2                               Title to Collateral.  Debtor has, and at all times will have good, legal, equitable and record title to the Collateral and to the Management Agreement free and clear of all liens, claims or interests except for Lender’s lien.

3.3                               Assignability of Rights to Collateral.  Debtor may grant to Lender a security interest in the Collateral as provided above.

3.4                               No Offsets.  All Management Fees in which Lender has been granted a security interest in connection with this Agreement are not subject to any defenses, set offs or counter claims.

3.5                               Compliance.  Any and all material Governmental Requirements which relate to the Management Agreement have been satisfied.

3.6                               No Defaults.  To the best of Debtor’s knowledge, there is no event which is or, with notice or lapse of time or both, would be an Event of Default.

3.7                               Warranties and Representations Cumulative.  Debtor’s warranties and representations set forth in Section 3 shall be true and correct at the time of execution of this Agreement by Debtor and shall be automatically deemed repeated with each Advance under the Loan Agreement and shall be true and correct at each such time, except to the extent it relates to an earlier date in which case it shall be true and correct as of such earlier date.  All representations shall be conclusively presumed to have been relied upon by Lender regardless of any investigation made or information possessed by Lender.  The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Debtor shall give, or cause to be given, to Lender, either now or hereafter.

4.                                      General Negative Covenants.  During the term hereof and so long as any Obligations remain unpaid or unperformed, unless Lender otherwise agrees in writing, Debtor will not:

4.1                               Transfer or Release of Assets.  Transfer, abandon, terminate or release the Management Agreement or any item of Collateral except in the ordinary course of business.

4.2                               Management Fees.  Discount or sell or transfer waive or forfeit any of the Management Fees or any other item of Collateral except (i) to Lender, or (ii) such discounts as are customarily provided for prompt payment.

4.3                               Management Agreement.  Without the written consent of Lender in advance, which consent will not be unreasonably withheld, terminate or make any material modifications to the Management Agreement which would (i) modify the extent to which Management Services are provided by; (ii) adversely affect the Management Fees, the prompt payment thereof or Debtor’s rights to collect such Management Fees.

5.                                      General Affirmative Covenants.  Debtor hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:

5.1                               Reimbursements.  Upon an Event of Default that is continuing, Debtor shall within five (5) Business Days following demand from Lender, reimburse Lender for all sums expended by Lender which constitute Lender Expenses.

5.2                               Management Agreement.  At all times, Debtor shall maintain in full force and effect the Management Agreement.  Debtor shall also perform all of its responsibilities under the Management Agreement.

5.3                               Taxes.  Debtor shall promptly pay all foreign, federal, state and local taxes and other governmental charges levied or assessed upon or against any item of Collateral, or upon or against the creation, perfection or continuance of the security interest granted hereby.  To the extent that Debtor contests such taxes or charges, Debtor will take appropriate action to promptly pursue such contest to completion.

5.4                               Title and Lien Free.  Debtor shall at all times have all legal and equitable title to the Collateral and, at Debtor’s expense, keep all Collateral, free and clear of all security interests, liens and encumbrances, except for security interests, liens and encumbrances granted to Lender in connection with other loans.

5.5                               Inspection.  Debtor shall at all reasonable times, during Debtor’s business hours, permit Lender or its representatives to examine or inspect (upon not less than two business days prior written notice) any Collateral wherever located, and to examine, inspect and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition and to discuss with the other parties to the Management Agreement verifications of amounts owed to Debtor.  Debtor shall pay all of Lender’s reasonable costs and expenses in making any such examination or inspection.

5.6                               Records.  Debtor shall keep accurate and complete books and records pertaining to the Collateral and submit to Lender such periodic reports concerning the Collateral and Debtor’s business as Lender may from time to time reasonably request.

5.7                               Reports,.  Upon Lender’s request, Debtor shall deliver to Lender such reports and information available to Debtor’s management concerning the Collateral as Lender may reasonably request.  Such reports shall be in such form, for such periods, contain such information, and shall be rendered with such frequency as Lender may reasonably designate, but in no case more frequently than every calendar quarter end and shall be subject to normal preparation and distribution of information from Borrower.  All reports and information provided to Lender by Debtor shall be complete and accurate in all material respects at the time provided.

6.                                      Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement at the option of Lender:

6.1                               Failure to Make Payment.  Debtor fails to make any payment of funds as and when required by this Agreement.

6.2                               Breach.  There is a breach any other material term, provision, condition, agreement, warranty or representation contained in this Agreement or the occurrence of an Event of Default hereunder or under the Loan Agreement or any of the other Loan Documents.

6.3                               Lien Priority.  Lender shall cease to have a valid and perfected first priority lien upon any of the Collateral.

6.4                               Management Fees.  Debtor’s interest in Management Fees is terminated or adversely affected in violation of the Negative Covenants set forth in Section 4 above.

6.5                               Management Agreement.  The Management Agreement is terminated and not replaced by a similar agreement between Borrower and Debtor; or any action is taken by the Borrower to terminate the Management Agreement without its replacement by a similar agreement between the Borrower and Debtor; there is a modification of the Management Agreement in violation of the Negative Covenants set forth in Section 4 above.

6.6                               Material Impairment.  If there is a material impairment of the prospect of repayment of all or any portion of the Obligations, or a material impairment of the value of the Collateral.

6.7                               Seizure of Assets.  If all or any material portion of the Debtor’s non-collateral assets or if any portion of Debtor’s collateral assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee.

6.8                               Voluntary Insolvency.  If an Insolvency Proceeding is commenced by Debtor.

6.9                               Involuntary Insolvency.  If an Insolvency Proceeding is commenced against Debtor or if an involuntary Insolvency Proceeding is commenced against Debtor and not dismissed within sixty (60) days.

6.10                        Injunction.  If Debtor is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Debtor’s business affairs.

6.11                        Material Misrepresentations.  If any material information or material representation or warranty provided to Lender by or on behalf of Debtor was materially misleading at the time provided.

7.                                      Lender’s Rights and Remedies.  If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, Lender shall have the following rights and powers and may, at its option, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Debtor:

7.1                               UCC Rights.  Lender shall have all of the rights and remedies of a secured party under the Code and under all other applicable laws.

7.2                               Protection of Collateral.  Without notice to or demand upon Debtor or any guarantor, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral, to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Lender appears to be prior or superior to Lender’s security interest and to pay all expenses incurred in connection therewith.

7.3                               Rights to Payment.  With respect to any items of Collateral, and without limiting Lender’s rights under Section 7.1 above, Lender may, to the extent Debtor would have the right to take the following action under the applicable documents:

(a)                                 During such time that an Event of Default has occurred and is continuing, Lender may make demand and collect all amounts owed to Debtor in connection with the Management Fees and/or the Management Agreement and any and all amounts owed to Debtor, settle or adjust disputes and claims directly with the obligors and compromise any obligations on terms and in any order which Lender considers advisable.

(b)                                 In Lender’s or Debtor’s name, demand, collect, receive and give receipts for any and all money and other property due or to become due in connection with (1) the Management Agreement, including without limitation a demand on the other parties to the Management Agreement for payment of amounts arising thereunder; and (ii) the Management Fees.

7.4                               Judicial Action.  if Lender, at its option, seeks to take possession of any or all of the Collateral by court process, Debtor irrevocably and unconditionally agrees that a receiver may be appointed by a court for such purpose without regard to the adequacy of the security for the Obligations and such receiver may, at Lender’s option, collect or dispose of all or part of the Collateral.

7.5                               Discharge Claims.  Lender may discharge claims, liens, encumbrances and taxes affecting any or all of the Collateral and take such other actions as Lender determines to be necessary or appropriate to protect the Collateral and Lender’s security interest therein.  Lender, without releasing Debtor or any other party from any of the Obligations, may, but shall not be required to, perform any of the Obligations in such manner and to such extent as Lender determines to be necessary or appropriate to protect the Collateral and Lender’s security interest therein.

7.6                               Remedies Cumulative.  The remedies of Lender, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, or together, at the sole discretion of Lender.  No act of omission or commission by Lender shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Lender.  A waiver or release with reference to any one event shall not be construed as continuing or as a waiver of any subsequent right, remedy or recourse as to a subsequent event.

8.                                      Liability for Deficiency.  The parties obligated under the Loan Documents shall at all times remain liable for any deficiency remaining on the Obligations after any disposition of any or all of the Collateral and after Lender’s application of any proceeds to the Obligations.

9.                                      Authorization.  Debtor hereby authorizes Lender, without notice or demand and without affecting its liability hereunder, and without consent of Debtor, from time to time to:

(a)                                 Take and hold additional security for the payment of the Obligations with the consent of the party providing such security; and

(b)                                 Accept additional co-guarantors for the payment of the Obligations.

10.                               Other Waivers.

10.1                        Guarantor Waivers.  To the extent that Debtor is deemed to be a guarantor of the Obligations pursuant to this Agreement, Debtor hereby waives and releases the following rights and remedies available to it: (i) all rights and defenses arising from Lender’s election of remedies, even though that election has destroyed Debtor’s rights of subrogation and reimbursement against Borrower by the operation of law; (ii) any right to require Lender to (A) proceed against Borrower; (B) proceed against or exhaust any security held from any person or marshalling of assets or liens; (C) proceed against any guarantor; or (D) pursue any other remedy available to Lender; (iii) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation of the liability of Borrower from any cause whatsoever; (iv) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default or demand, notices of acceptance of and reliance on this Agreement and of the existence, creation, or incurring of new or additional indebtedness, notices of renewal, extension or modification of the indebtedness; (v) the right to notice of any and all favorable and unfavorable information, whether financial or other, about Borrower, heretofore, now, or hereafter learned or acquired by Lender and all other notices to which Debtor might otherwise be entitled; (vi) any and all suretyship defenses now or hereafter available to it under the California Civil Code or the Commercial Code, including, without limitation, (A) California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2899 and 3433; (B) Chapter 2 of Title 14 of the California Civil Code; or (C) California Commercial Code Section 3605; (vii) the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof (viii) the right of subrogation, indemnity or contribution, all right to enforce any remedy Lender may have against Borrower or any other person, and any right to participate in security now or hereafter held by Lender, including, without limitation, any such right set forth in California Civil Code Sections 1845, 2848 or 2849.  Any and all present and future debts and obligations of Borrower to Debtor are hereby postponed in favor of and subordinated to the full payment and performance of all indebtedness of Borrower to Lender.  Debtor acknowledges that the waivers provided herein are made with Debtor’s full knowledge of the significance and consequence of such waivers, and that Lender is relying on such waivers.

10.2                        Application of Payments.  Debtor waives the right to direct the application of any and all payments or collections at any time or times hereafter received by Lender on account of any Obligations, and Debtor agrees that Lender shall have the continuing exclusive right to apply and reapply such payments or collections to the Obligations in any manner as Lender may deem advisable.

10.3                        Notices of Demand, Etc..  Debtor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Lender on which Debtor may in any way be liable.

10.4                        Confidentiality of Accounting.  Debtor waives the right to assert a confidential relationship, if any, Debtor may have with any accounting firm and/or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accounting firm and/or service bureau in order to obtain such information.

11.                               Actions.  Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Lender determines may affect (a) the Collateral; (b) Debtor’s or Lenders rights or obligations under this Agreement; or (c) Borrowers or Lender’s rights under the other Loan Documents, Whether or not Borrower is in default under Loan Agreement, Lender shall at all times have the right to take any and all actions which Lender in its good faith business judgment determines to be necessary or appropriate to protect Lender’s interest in connection with the Loan.

12.                               Miscellaneous.

12.1                        Taxes and Other Expenses Regarding the Collateral.  If Debtor fails to pay promptly when due to any person or entity, monies which Debtor is required to pay by reason of any provision in this Agreement, Lender may, but need not, pay the same and charge Debtor’s account therefor, and Debtor shall promptly reimburse Lender therefor.  Lender need not inquire as to, or contest the validity of, any such tax or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

12.2                        Notices.  Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or telecopying; (c) overnight courier; or (d) registered or certified, first class U.S. mail, return receipt requested.

To Debtor:	To Lender:

Vestar Capital Partners	* * *
245 Park Avenue, 41st Floor	Attn: Commercial Loan Administration
New York, NY 10167	Fax No.: * * *
Fax No.: 212-808-4922

Such addresses may be changed by notice to the other parties given in the same manner as above provided.  Any notice, demand or request sent pursuant to either subsection (a) or (b), above, shall be deemed received upon such personal service or upon dispatch by electronic means.  Any notice, demand or request sent pursuant to subsection (c), above, shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d), above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

12.3                        Destruction of Debtor’s Documents.  Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender six (6) months after they are delivered to or received by Lender unless Debtor does request, in writing, the return of the said documents, schedule, invoices or other papers and makes arrangements, at Debtor’s expense, for their return.

12.4                        Choice of Law.  This Agreement shall be deemed to have been entered into, and are to be performed in, the State of California.  The validity of this Agreement and of any of its terms or provisions, as well as the right and duties of the parties hereto, and the liens granted herein, shall be governed by and construed in accordance with California law.  The parties to this Agreement expressly agree that such choice of law shall be effective as provided under California Civil Code Section 1645.5 which shall include transactions otherwise covered by subdivision (1) of Section 1105 of the Commercial Code.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of San Francisco, State of California, or the federal courts located in the Northern District of California.  Debtor waives any right Debtor may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

12.5                        Confidentiality.  In handling all confidential information, Lender will comply with all state and federal privacy statutes and regulations applicable to banks.  However, Lender may disclose all information (i) to state and federal regulatory and compliance bodies (ii) to Lenders attorneys, advisors, accountants, and affiliates, (iii) to representatives of the party to whom the information relates, or (iv) as may be required by appropriate legal proceedings.

12.6                        Attorneys’ Fees.  On demand Debtor shall reimburse Lender for all costs and expenses, including without limitation reasonable attorneys’ fees costs and disbursements (and fees and disbursements of Lender’s in- house counsel) (collectively the “Fees and Costs”) expended or incurred by Lender in any arbitration, mediation, judicial reference, legal action, legal proceeding or otherwise in connection with (a) the amendment, interpretation and enforcement of this Agreement, including, without limitation, Fees and Costs incurred in connection with any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement and/or the Loan Documents, (b) collecting any sum which becomes due Lender under this Agreement or the Loan Documents, (c) any proceeding, or any appeal, or (d) the protection, preservation of enforcement of any rights of Lender under this Agreement or the Loan Documents.  Fees and Costs shall include, without limitation, attorneys’ fees and costs incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, adversary proceeding, contested matter, confirmation or opposition to plan of reorganization or any other activity of any kind in connection with a bankruptcy case or relating to any petition under Title 11 of the United States Code; (4) garnishment, levy, and debtor and third party examinations; and (5) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collection or enforce any judgment.

12.7                        Agreement Binding, Assignment.  This Agreement shall be binding and deemed effective when executed by Debtor and accepted and executed by Lender.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Lender nor Debtor may assign this Agreement or any rights hereunder without the other party’s prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Lender shall release Debtor or any guarantor from their obligations to Lender.

12.8                        Article and Section Headings.  Article and Section headings and Article and Section numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Article and Section applies equally to this entire Agreement.

12.9                        Construction.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Debtor, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

12.10                 Time of Essence.  Time is of the essence of each provision of this Agreement.

12.11                 No Third Party Beneficiaries.  This Agreement is entered into for the sole protection and benefit of Lender and Debtor, and their respective permitted successors and assigns.  No other Person shall have any rights or causes of action under this Agreement.

12.12                 Further Assurances.  Debtor will promptly and duly execute and deliver to Lender such further documents and assurances and take such further action as Lender may from time to time reasonably request including, without limitation, any amendments hereto in order to establish and protect the rights, interests and remedies created or intended to be created in favor of Lender hereunder.

12.13                 Cumulative Rights.  Debtor’s liability and Lender’s rights, powers, and remedies hereunder and under any other agreement now or hereafter relating hereto, shall be cumulative and not alternative, and such rights, powers, and remedies shall be in addition to all rights, powers, and remedies given to Lender by law.

12.14                 Performance of Covenants.  Debtor shall perform all of its covenants under this Agreement at its sole cost and expense.

12.15                 No Waiver by Lender.  No waiver by the Lender of any of its rights or remedies in connection with this Agreement shall be effective unless such waiver is in writing and signed by the Lender.  No act or omission by Lender to exercise a right as to any event shall be construed as continuing, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

12.16                 Term.  This Agreement shall continue in full force and effect as long as any of the Obligations are outstanding and until terminated by written agreement of Lender.

12.17                 Severability.  Each provision of this Agreement shall be severable from every other provision for the purpose of determining the legal enforceability of any specific provision.

12.18                 Integration.  This Agreement cannot be changed or terminated orally.  No modification or amendment to this Agreement shall be effective unless in writing, executed by Lender.  Except as to currently existing obligations of Debtor to Lender, all prior agreements, understandings, representations, warranties, and negotiations between the parties, if any, are merged into this Agreement.

13.                               Joint and Several.  If there is more than one party who is defined as Debtor in this Agreement, this Agreement shall be binding jointly and severally on each such Debtor and the assets of such Debtor.

14.                               WAIVER OF JURY TRIAL.  BANK AND DEBTOR HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION ARBITRATION OR PROCEEDING IN A STATE OR FEDERAL COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF DUTY), BETWEEN BANK AND DEBTOR,

(Signatures on following page)

IN WITNESS WHEREOF, Debtor has executed and delivered this Agreement on the date first hereinabove written.

Debtor:

VESTAR CAPITAL PARTNERS
a New York general partnership

		By:	Vestar Management Corporation II
a Delaware corporation
its General Partner

			By:	/s/ Daniel S. O’Connell

			Name:	Daniel S. O’Connell

			Title:	President

		By:	Vestar Management Corporation III
a Delaware corporation
its General Partner

			By:	/s/ Arthur J. Nagle

			Name:	Arthur J. Nagle

			Title:	President

Accepted:

* * *
a division of * * *

By:	/s/ Thomas Young

Name:	Thomas Young

Title:	Managing Director

EXHIBIT A

TO SECURITY AGREEMENT

DEFINITIONS

Agreement means this Security Agreement, any concurrent or subsequent rider to this Security Agreement and any extensions, supplements, amendments or modifications to this Security Agreement and/or to any such rider.

Lender means * * *, a Nevada banking corporation, with a place of business located at * * *.

Lender Expenses means all reasonable costs and expenses incurred by Lender in connection with this Agreement, the Note, the Loan Agreement or any other document executed in connection with this Agreement or the transactions contemplated hereby, including, without limitation, (i) all reasonable costs and expenses incurred by Lender in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Agreement, costs and expenses of suit incurred by Lender in enforcing or defending this Agreement or any portion hereof, costs and expenses incurred to enforce Lender’s enforcement rights; and (ii) all reasonable attorneys’ fees and expenses incurred by Lender as set forth, in Section 12.6.

Borrower means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

Business Day means any day other than a day on which commercial banks in California are authorized or required by law to close.

Code means the California Uniform Commercial Code, as presently in force and effect and any replacements therefore as and when such replacements become effective.  Any and all terms used in this Agreement which are defined in the Code and not specifically defined herein shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.

Collateral has the meaning provided in Exhibit B.

Collateral Records means all of Debtor’s existing and hereafter acquired books, records, data and other documentation relating to any or all of the Collateral.

Debtor means Vestar Capital Partners, a New York general partnership.

Debtor’s Books means all of Debtor’s ledgers; books and records indicating, summarizing or evidencing Debtor’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

Event of Default has the meaning set forth in Section 6 of this Agreement.

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Governmental Requirements means all existing and future federal, state and local laws, rules, regulations or orders applicable to Debtor or its assets, its business, the Management Agreement or the Collateral.

Insolvency Proceeding means any proceeding commenced by or against any person or entity, including Debtor under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

Judicial Officer or Assignee means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, or assignee for the benefit of creditors.

Loan Documents means this Agreement, the Loan Agreement, and any other document executed in connection therewith and any amendment, modification or restatement thereof.

Management Agreement means that certain Management Agreement dated as of August 11, 2005 and all amendments and supplements thereto and extensions and replacements thereof.

Management Fees means all fees, rights to payment accounts or consideration of any type paid or owed by Borrower arising from the Management Services provided to or for Borrower.

Management Services means all consulting, advising, investment or management services provided to Borrower in connection with the Management Agreement.

Obligations means any and all obligations, loans, advances, overdrafts, debts, liabilities covenants, promises and duties owing by Borrower to Lender pursuant to any agreement (including without limitation any agreement authorizing Lender to charge Borrower’s account and the Loan Documents), of any kind and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, all interest not paid when due and all Lender Expenses.

Other Terms All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Documents, and if not defined therein, as defined in the California Commercial Code.

Person means any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or trustee.

Proceeds means whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all accounts, notes, instruments, chattel paper, equipment, money, deposit accounts, goods, or other tangible and intangible property of Debtor resulting from the sale or other disposition of the Collateral, and the proceeds thereof.

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EXHIBIT B

TO SECURITY AGREEMENT

DESCRIPTION OF COLLATERAL

The Collateral consists of all of Debtors right title and interest in and to the following assets whether currently existing hereafter arising, unless otherwise defined herein the terms shall have the meaning provided in the Uniform Commercial Code applicable to the Security Agreement.

(a)           all fees, rights to payment, accounts or consideration of any type (collectively “Management Fees”) paid or owed by Vestar Capital Partners V, L.P. arising from all consulting, advising, investment or management services provided to Vestar Capital Partners V, L.P. in connection with that certain Management Agreement dated as of August 11, 2005 and all amendments and supplements thereto and extensions and replacements thereof;

(b)           all proceeds of any of the foregoing including without limitation all Accounts, Chattel Paper, Instruments and General Intangibles arising from or on account of the Management Fees; and

(c)           all Collateral Records which relate to any of the foregoing.

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